Exhibit 5.1

Lawrence Venick Partner 2206-19 Jardine House 1 Connaught Place Central Hong Kong	Tel +852 3923 1188 Fax +852 3923 1100 Email lvenick@loeb.com

January 25, 2023

Addentax Group Corp.

Kingkey 100, Block A, Room 4805

Luohu District, Shenzhen City, China 518000

Re:	Addentax Group Corp. – Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-1 to be filed on the date hereof by Addentax Group Corp., a Nevada corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) up to 197,227,433 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). The 197,227,433 Shares consist of (i) up to 164,373,089 shares of the Company’s common stock issuable upon the conversion of the senior convertible notes (the “Notes”), consisting of (a) 82,186,544 shares of common stock issuable upon the conversion of the Notes pursuant to the securities purchase agreement (the “PIPE Securities Purchase Agreement”), dated as of January 4, 2023, between the Company, Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and HB Fund LLC (the “Purchasers”), and (b) 82,186,544 additional shares of common stock which are required to be registered pursuant to a registration rights agreement, dated as of January 4, 2023, between the Company and the Purchasers obligating the Company to register 200% of the maximum number of shares of common stock issuable upon conversion of the Notes, (ii) up to 32,154,344 shares of the Company’s common stock issuable upon the exercise of the common stock purchase warrants (the “PIPE Warrants”), consisting of (a) 16,077,172 shares of common stock issued or issuable upon the exercise of the PIPE Warrants that were issued pursuant to the PIPE Securities Purchase Agreement, and (b) 16,077,172 additional shares of common stock which are required to be registered pursuant to a registration rights agreement between the Company and the Purchasers obligating the Company to register 200% of the maximum number of shares of common stock issuable upon exercise of the PIPE Warrant Stocks; (iii) up to 700,000 shares of the Company’s common stock issuable upon the exercise of the common stock purchase warrant (the “Placement Agent Warrant” together with the PIPE Warrants, the Notes and the Placement Agent Warrant, collectively referred to as the “Securities”) that was issued to Univest Securities LLC (“Univest”) in connection with a private placement pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”), dated January 4, 2023, between the Company and Univest. The Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	The Registration Statement, and all exhibits thereto;
(ii)	The PIPE Securities Purchase Agreement;
(iii)	The Placement Agency Agreement;
(iv)	The Securities;
(v)	The Registration Rights Agreement;
(vi)	The resolutions of the Company’s Board of Directors adopted on January 4, 2023 and January 10, 2023 relating to the authorization for the Registration Statement, the issuance and sale of the Securities and other related matters; and
(vii)	such other corporate records, certificates and other records and documents that we have deemed appropriate.

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A limited liability partnership including professional corporations

January 25, 2023 Page 2

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act (and will remain effective at the time of any sales of Shares thereunder); and (f) all Shares will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus. We also have assumed that the execution and delivery by the Company of, and the performance of its obligations under, the Shares will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its subsidiaries is subject; (ii) any law, rule or regulation to which the Company or any of its subsidiaries is subject; (iii) any judicial or regulatory order or decree of any governmental authority; or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and other.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution, and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Securities (including the payment of any conversion or exercise price specified therein), will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP